Exhibit 8.1

[Letterhead of Sullivan & Cromwell]

April 10, 2003
BHP Billiton Finance (USA) Limited,
600 Bourke Street,
Melbourne, Victoria 3000,
Australia.

BHP Billiton Plc,
Neathouse Place,
Victoria, London SW1V 1BH,
United Kingdom.

BHP Billiton Limited,
600 Bourke Street,
Melbourne, Victoria 3000,
Australia.

Ladies and Gentlemen:

                    We have acted as your counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of US$750,000,000 notes (the “Notes”) of BHP Billiton Finance (USA) Limited, a corporation organized under the laws of the Commonwealth of Australia, fully and unconditionally guaranteed by BHP Billiton Plc, a public limited company organized under the laws of England, and BHP Billiton Limited, a corporation organized under the laws of the Commonwealth of Australia.  We hereby confirm to you that our opinion is as set forth under the caption “Material Tax Consequences – United States Taxation” in the prospectus (the “Prospectus”), included in the registration statement on Form F-1 filed on this day with the Securities and Exchange Commission relating to the Notes to which this opinion is filed as an exhibit (the “Registration Statement”).

BHP Billiton Finance (USA) Limited
BHP Billiton Plc
BHP Billiton Limited

                    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material Tax Consequences – United States Taxation.”  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell